Exhibit 99.1

Press Release

FLORIDA BANK GROUP, INC. AND ANDEREN FINANCIAL, INC. ANNOUNCE TERMINATION OF MERGER

TAMPA, Fla., January 19, 2011 (PRNewswire) – Florida Bank Group, Inc. (“FBG”), a Tampa-based holding company and Anderen Financial, Inc. (“AFI”), a Palm Harbor-based bank holding company today jointly announced that they have agreed to terminate the Agreement and Plan of Merger dated as of July 14, 2010 by and among FBG, AFI and Franklin Acquisition Company, LLC, a wholly owned subsidiary of FBG. This decision was made with considerable regret by both entities since the merger process was initially entered into with the enthusiastic support and commitment of investors, shareholders and board members of both institutions. In addition, FBG decided to terminate its previously announced fully committed private placement offering.

While each bank group is well capitalized and would enjoy a very healthy combined balance sheet on a pro-forma basis, the industry remains in a very restrictive regulatory environment. Bank regulatory agencies have been less than enthusiastic about authorizing certain transactions that might be viewed as expansionary, especially in the challenging Florida market.

About Florida Bank Group, Inc.

FBG is a bank holding company headquartered in Tampa, Florida. FBG owns 100% of the outstanding common stock of Florida Bank. Florida Bank currently operates 14 full service banking centers in the Florida counties of Hillsborough, Pinellas, Duval, Leon, Manatee and St. Johns. As of September 30, 2010, FBG had approximately 160 employees, $868 million of total assets and $102 million of total equity.

About Anderen Financial, Inc.

AFI is a bank holding company located in Palm Harbor, Florida. AFI owns 100% of the outstanding common stock of Anderen Bank, which is a state chartered commercial bank. Anderen Bank offers a variety of banking and financial services to small and middle-market businesses and individuals through its four banking offices located in the Tampa Bay and Central Florida markets.

Safe Harbor for Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and may involve a number of risks and uncertainties. Forward-looking statements include expressions such as “believe”, “anticipate”, “expect”, “estimate”, “intend”, “may”, “plan”, “predict”, “will”, “would”, and similar terms and expressions.